December 19, 2000

DRS Technologies, Inc.
5 Sylvan Way
Parsippany, New Jersey 07054

         Re: Standby Agreement by and between DRS Technologies, Inc. and First Union Securities, Inc.
               --------------------------------------------------------

Ladies and Gentlemen:

     I am the General Counsel of DRS Technologies, Inc., a Delaware corporation ("DRS"), and have acted as counsel to DRS in connection with the standby purchase arrangement relating to the redemption of DRS's 9% Senior Subordinated Convertible Debentures due October 1, 2003 (the "9% Debentures").

     In rendering the opinions set forth below, I have examined originals or copies of: (i) the Standby Agreement; (ii) the Indenture relating to the 9% Debentures dated September 22, 1995 (the "Indenture"); (iii) a Certificate of Good Standing with respect to DRS issued by the Secretary of State of the State of Delaware dated as of December 14, 2000; (iv) the Amended and Restated Certificate of Incorporation and Amended and Restated By-laws of DRS in effect as of the date hereof; (v) certain resolutions adopted by DRS's Board of Directors by unanimous written consent dated as of December 1, 2000 with respect to the Standby Agreement; (vi) the Registration Statement on Form S-3 of DRS, including all documents incorporated by reference therein, filed with the Securities and Exchange Commission (the "SEC") on December 19, 2000; and (vii) such other documents and records as I considered necessary or appropriate for purposes of this opinion.

     Based solely upon the foregoing and subject to the qualifications and assumptions set forth herein, I am of the opinion that:

     1. DRS is a corporation duly incorporated and validly existing under the laws of the State of Delaware.

     2. The shares of Common Stock to be issued upon conversion of the 9% Debentures and the shares of Common Stock to be sold to the Purchaser pursuant to the Standby Agreement, in each case as contemplated by the Registration Statement, will be, when so issued, validly issued, fully paid and non-assessable.

DRS Technologies, Inc.
December 18, 2000
Page 2

     I hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. In giving this consent I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the SEC.

                                    Very truly yours,

                                    /s/ NINA LASERSON DUNN
                                    -----------------------
                                      Nina Laserson Dunn
                                      Executive Vice President, General Counsel
                                       & Secretary